CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS
Reports 2017 Sales and Earnings Growth at Midpoint of Previous Guidance Ranges and
Record Cash Flow Conversion
BLOOMFIELD HILLS, Michigan, February 27, 2018 - TriMas (NASDAQ: TRS) today announced financial results for the quarter and year ended December 31, 2017.
2017 Highlights

•	Increased net sales by 3.0% to $817.7 million with sales increases in all segments

•	Increased operating profit to $88.5 million, while operating profit, excluding Special Items(1), increased by 12.3% to $106.3 million

•	Increased net cash provided by operating activities by 49.2% to $120.1 million compared to 2016

•	Reduced total debt by $71.6 million, or 19.1%, to $303.1 million compared to December 31, 2016
Fourth Quarter 2017
TriMas reported fourth quarter net sales of $195.2 million, an increase of 5.2% compared to $185.5 million in fourth quarter 2016. The Company reported operating profit of $18.4 million in fourth quarter 2017 compared to an operating loss of $96.9 million in fourth quarter 2016, which resulted primarily due to non-cash impairment charges. Excluding Special Items, fourth quarter 2017 operating profit would have been $23.4 million, an increase of 22.7% compared to the prior year period.
The Company reported a fourth quarter 2017 net loss of $4.0 million, or $0.09 per diluted share, primarily related to one-time tax charges of approximately $12.7 million resulting from the enactment of the Tax Cuts and Jobs Acts of 2017, compared to a loss of $67.4 million, or $1.48 per diluted share, in fourth quarter 2016. Excluding Special Items, fourth quarter 2017 net income would have been $14.5 million, or $0.31 per diluted share, a 6.6% increase from $13.6 million, or $0.30, in the prior year period.
Full Year 2017
For the full year 2017, TriMas reported net sales of $817.7 million, an increase of 3.0% compared to $794.0 million in 2016. The Company reported operating profit of $88.5 million in 2017 compared to an operating loss of $44.0 million in 2016, which resulted primarily due to non-cash impairment charges. Excluding Special Items, 2017 operating profit would have been $106.3 million, an increase of 12.3% compared to the prior year.
The Company reported full year net income of $31.0 million, or $0.67 per diluted share, compared to a loss of $39.8 million, or $0.88 per diluted share, in 2016. Excluding Special Items, full year 2017 net income would have been $64.4 million, or $1.40 per diluted share, an 11.5% increase from $57.7 million, or $1.26 per diluted share, in 2016.
"We are pleased with our performance in 2017, particularly the improved operating earnings and excellent cash flow generation," said Thomas Amato, TriMas President and Chief Executive Officer. "We implemented the TriMas Business Model a year ago to reignite our strategy and drive performance across our multi-industry businesses, and we are seeing positive results. This early success enabled us to refinance our debt in 2017 at a favorable rate, and strengthen our balance sheet as we increased our available liquidity to more than $350 million and deleveraged to 1.9x."
"In 2018, our objectives are to continue to drive momentum under the TriMas Business Model, and to better position our businesses strategically to take advantage of market opportunities through innovation and manufacturing efficacy. We anticipate organic sales will increase ~ 3%, and free cash flow to be greater than 120% of net income, both in line with our longer-term targets. We expect full year 2018 diluted EPS to range between $1.60 to $1.75 per share," Amato concluded.
Financial Position
TriMas reported total debt of $303.1 million as of December 31, 2017, a reduction of 19.1% compared to $374.7 million as of December 31, 2016. TriMas ended 2017 with $359.7 million of cash and aggregate availability under its revolving credit and accounts receivable facilities and a leverage ratio of 1.9x, a decrease from 2.6x as of December 31, 2016, as defined in the Company's current and former credit agreements.

The Company reported net cash provided by operations of $47.4 million for fourth quarter 2017, an increase of 39.2% compared to net cash provided by operations of $34.1 million in fourth quarter 2016. On a full year basis, TriMas reported net cash provided by operations of $120.1 million, an increase of 49.2% compared to net cash provided by operations of $80.5 million for 2016.

As a result, the Company reported Free Cash Flow(2) of $36.7 million for fourth quarter 2017, an increase of 10.5% compared to $33.2 million in fourth quarter 2016. For 2017, TriMas reported Free Cash Flow of $100.2 million, an increase of 37.8% compared to $72.8 million in 2016. The Company exceeded its previously provided 2017 Free Cash Flow guidance. Please see Appendix I for further details.

Impact of the Tax Cuts and Jobs Act of 2017

In December 2017, Congress enacted the Tax Cuts and Jobs Act (Tax Reform). As a result, fourth quarter 2017 included one-time tax charges of approximately $12.7 million, or $0.28 per share, related to the remeasurement of U.S. deferred tax assets at the lower enacted corporate tax rate of 21% and for tax on the deemed repatriation of cumulative foreign earnings. For 2018, the Company expects an effective tax rate of 22% to 24%. The impact of Tax Reform on the Company’s 2018 effective tax rate may differ from these estimates due to, among other things, further refinement of the Company's calculations, changes in interpretations of Tax Reform and the resulting impact on the Company’s assumptions and analysis, additional guidance that may be issued, and actions or tax planning strategies the Company may implement as a result.

Fourth Quarter Segment Results

Packaging (Approximately 42% of TriMas 2017 net sales)

The Packaging segment, which consists primarily of the Rieke® brand, develops and manufactures specialty dispensing and closure applications for the health, beauty and home care, food and beverage, and industrial markets. Net sales for the fourth quarter increased 3.0% compared to the year ago period, as a result of higher sales of industrial products in North America, and health, beauty and home care products in Asia. Fourth quarter operating profit increased and the related margin percentage was relatively flat. Excluding Special Items, operating profit and the related margin percentage declined, as the favorable impact of higher sales was more than offset by the impact of the ramp-up of the new manufacturing plant in San Miguel de Allende.

Aerospace (Approximately 22% of TriMas 2017 net sales)

The Aerospace segment, which is comprised of the Monogram Aerospace Fasteners™, Allfast Fastening Systems®, Mac Fasteners™ and Martinic Engineering™ brands, develops, qualifies and manufactures highly-engineered, precision fasteners and machined products to serve the aerospace market. Net sales for the fourth quarter were relatively flat compared to the year ago period, as higher sales in fourth quarter 2016 were driven by a significant reduction in past due orders that did not recur in fourth quarter 2017 due to improved operating performance through the year. Fourth quarter operating profit and the related margin percentage increased significantly due to the impact of continued performance improvement actions.

Energy (Approximately 20% of TriMas 2017 net sales)

The Energy segment, which consists of the Lamons® brand, designs, manufactures and distributes industrial sealing and fastener products for the petrochemical, petroleum refining, oil field and other industrial markets. Fourth quarter net sales increased 1.8% compared to the year ago period, primarily due to higher demand as a result of improved delivery performance, partially offset by the impact of de-emphasizing less profitable geographic regions and the delay in the fall turnaround season due to impacts of Hurricane Harvey. Fourth quarter operating loss decreased as a result of improved operating efficiencies and fewer charges associated with business realignment actions compared to the fourth quarter of 2016. Excluding Special Items, operating profit margin improved slightly, as the operating performance improvement was tempered by a less favorable product sales mix resulting from the impact of the hurricane.

Engineered Components (Approximately 16% of TriMas 2017 net sales)

The Engineered Components segment, which is comprised of the Norris Cylinder™ and Arrow® Engine brands, designs and manufactures highly-engineered steel cylinders, wellhead engines and compression products for use within the industrial, and oil and gas markets. Net sales for fourth quarter increased 27.9% compared to the year ago period, primarily due to higher sales of small and mid-sized cylinders, as well as oil field-related products due to increased oil and gas well completions. Fourth quarter operating profit was relatively flat and the related margin percentage declined, as the impact of higher sales levels was more than offset by a less favorable product mix and higher steel costs on sales of industrial cylinders. Excluding Special Items, operating profit increased as a result of higher sales levels.

2018 Modification to Reporting Segments

Effective with the first quarter of 2018, the Company will realign its reporting segment structure from four segments to three. While there will be no changes to the current Packaging and Aerospace segments, TriMas will combine the Energy and Engineered Components segments into a single segment, titled Specialty Products. This change aligns well with the Company's more streamlined operating structure and efforts to better leverage resources across the Lamons, Norris Cylinder and Arrow Engine businesses. TriMas will be reporting results in these three segments beginning with first quarter 2018 results. Please see today's 8-K, Exhibit 99.2 for historical quarterly information related to this segment change.

Conference Call Information

TriMas will host its fourth quarter and full year 2017 earnings conference call today, Tuesday, February 27, 2018, at 10:00 a.m. Eastern Time. The call-in number is (877) 852-6561. Participants should request to be connected to the TriMas Corporation fourth quarter and full year 2017 earnings conference call (Conference ID #5174328). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Passcode #5174328) beginning February 27, 2018 at 3:00 p.m. Eastern Time through March 6, 2018 at 3:00 p.m. Eastern Time.

Notice Regarding Forward-Looking Statements

Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to the Company’s business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: general economic and currency conditions; material and energy costs; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; competitive factors; future trends; the Company’s ability to realize its business strategies; the Company’s ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; the performance of subcontractors and suppliers; supply constraints; market demand; technology factors; intellectual property factors; litigation; government and regulatory actions; the Company’s leverage; liabilities imposed by debt instruments; labor disputes; changes to fiscal and tax policies; contingent liabilities relating to acquisition activities; information technology factors; the disruption of operations from catastrophic or extraordinary events, including natural disasters; the potential impact of Brexit; tax considerations relating to the Cequent spin-off; the Company’s future prospects; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

Non-GAAP Financial Measures

In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.

(1)
Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business. Management believes that presenting these non-

GAAP financial measures, on an after Special Items basis, provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP financial measures.

(2)
The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.

About TriMas
TriMas is a diversified industrial manufacturer of products for customers in the consumer products, aerospace, industrial, petrochemical, refinery and oil & gas end markets with approximately 4,000 dedicated employees in 13 countries. We provide customers with a wide range of innovative and quality product solutions through our market-leading businesses, which we will be reporting in three segments in 2018: Packaging, Aerospace and Specialty Products. The TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.

TriMas Corporation
Condensed Consolidated Balance Sheet
(dollars in thousands)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$27,580	$20,710
Receivables, net	112,220	111,570
Inventories	155,350	160,460
Prepaid expenses and other current assets	16,120	16,060
Total current assets	311,270	308,800
Property and equipment, net	190,250	179,160
Goodwill	319,390	315,080
Other intangibles, net	194,220	213,920
Deferred income taxes	9,100	26,290
Other assets	8,970	8,400
Total assets	$1,033,200	$1,051,650
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$—	$13,810
Accounts payable	72,410	72,270
Accrued liabilities	49,470	47,190
Total current liabilities	121,880	133,270
Long-term debt, net	303,080	360,840
Deferred income taxes	5,650	5,910
Other long-term liabilities	58,570	51,910
Total liabilities	489,180	551,930
Total shareholders' equity	544,020	499,720
Total liabilities and shareholders' equity	$1,033,200	$1,051,650

TriMas Corporation
Consolidated Statement of Operations
(dollars in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
	(unaudited)
Net sales	$195,210	$185,530	$817,740	$794,020
Cost of sales	(146,070)	(146,100)	(598,600)	(583,540)
Gross profit	49,140	39,430	219,140	210,480
Selling, general and administrative expenses	(32,900)	(36,910)	(129,570)	(153,710)
Net gain (loss) on dispositions of property and equipment	2,140	(520)	(1,080)	(1,870)
Impairment of goodwill and indefinite-lived intangible assets	—	(98,900)	—	(98,900)
Operating profit (loss)	18,380	(96,900)	88,490	(44,000)
Other expense, net:
Interest expense	(4,040)	(3,490)	(14,400)	(13,720)
Debt financing and related expenses	—	—	(6,640)	—
Other expense, net	(460)	(380)	(1,240)	(510)
Other expense, net	(4,500)	(3,870)	(22,280)	(14,230)
Income (loss) before income tax expense	13,880	(100,770)	66,210	(58,230)
Income tax benefit (expense)	(17,890)	33,410	(35,250)	18,430
Net income (loss)	(4,010)	(67,360)	30,960	(39,800)
Basic earnings (loss) per share:
Net income (loss) per share	$(0.09)	$(1.48)	$0.68	$(0.88)
Weighted average common shares - basic	45,721,160	45,484,485	45,682,627	45,407,316
Diluted earnings (loss) per share:
Net income (loss) per share	$(0.09)	$(1.48)	$0.67	$(0.88)
Weighted average common shares - diluted	45,721,160	45,484,485	45,990,252	45,407,316

TriMas Corporation
Consolidated Statement of Cash Flow
(dollars in thousands)

	Twelve months ended December 31,
	2017	2016
Cash Flows from Operating Activities:
Net income (loss)	$30,960	$(39,800)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment of goodwill and indefinite-lived intangible assets	—	98,900
Loss on dispositions of assets	1,080	1,870
Depreciation	26,950	24,390
Amortization of intangible assets	19,920	20,470
Amortization of debt issue costs	1,320	1,370
Deferred income taxes	15,260	(32,160)
Non-cash compensation expense	6,780	6,940
Tax effect from stock based compensation	—	(640)
Debt financing and related expenses	6,640	—
Decrease in receivables	1,220	7,990
Decrease in inventories	4,350	5,180
(Increase) decrease in prepaid expenses and other assets	(310)	2,550
Increase (decrease) in accounts payable and accrued liabilities	3,640	(18,120)
Other operating activities	2,250	1,530
Net cash provided by operating activities	120,060	80,470
Cash Flows from Investing Activities:
Capital expenditures	(36,800)	(31,330)
Net proceeds from dispositions of property and equipment	4,450	220
Net cash used for investing activities	(32,350)	(31,110)
Cash Flows from Financing Activities:
Proceeds from issuance of senior notes	300,000	—
Repayments of borrowings on term loan facilities	(257,940)	(13,850)
Proceeds from borrowings on revolving credit and accounts receivable facilities	401,300	402,420
Repayments of borrowings on revolving credit and accounts receivable facilities	(517,310)	(433,350)
Payments for deferred purchase price	—	(2,530)
Debt financing fees	(6,070)	—
Shares surrendered upon options and restricted stock vesting to cover taxes	(510)	(1,590)
Other financing activities	(310)	800
Net cash used for financing activities	(80,840)	(48,100)
Cash and Cash Equivalents:
Increase for the year	6,870	1,260
At beginning of year	20,710	19,450
At end of year	$27,580	$20,710
Supplemental disclosure of cash flow information:
Cash paid for interest	$9,430	$11,800
Cash paid for income taxes	$16,230	$17,210

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Packaging
Net sales	$85,310	$82,790	$344,570	$341,340
Operating profit	$18,900	$18,500	$80,380	$77,840
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	40	1,870	1,710	4,590
Excluding Special Items, operating profit would have been:	$18,940	$20,370	$82,090	$82,430

Aerospace
Net sales	$42,760	$42,900	$184,310	$174,920
Operating profit (loss)	$6,500	$(104,480)	$26,190	$(90,810)
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	—	6,900	—	9,700
Impairment of goodwill and indefinite-lived intangible assets	—	98,900	—	98,900
Excluding Special Items, operating profit would have been:	$6,500	$1,320	$26,190	$17,790

Energy
Net sales	$36,720	$36,060	$161,580	$158,990
Operating loss	$(2,860)	$(5,270)	$(5,410)	$(13,840)
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	3,950	6,230	14,750	19,460
Excluding Special Items, operating profit would have been:	$1,090	$960	$9,340	$5,620

Engineered Components
Net sales	$30,420	$23,780	$127,280	$118,770
Operating profit	$2,740	$2,680	$15,740	$15,300
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	600	130	600	530
Excluding Special Items, operating profit would have been:	$3,340	$2,810	$16,340	$15,830

Corporate Expenses
Operating loss	$(6,900)	$(8,330)	$(28,410)	$(32,490)
Special Items to consider in evaluating operating loss:
Business restructuring and severance costs	390	1,910	750	5,470
Excluding Special Items, operating loss would have been:	$(6,510)	$(6,420)	$(27,660)	$(27,020)

Total Company
Net sales	$195,210	$185,530	$817,740	$794,020
Operating profit (loss)	$18,380	$(96,900)	$88,490	$(44,000)
Total Special Items to consider in evaluating operating profit:	4,980	115,940	17,810	138,650
Excluding Special Items, operating profit would have been:	$23,360	$19,040	$106,300	$94,650

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Net income (loss), as reported	$(4,010)	$(67,360)	$30,960	$(39,800)
Special Items to consider in evaluating quality of net income:
Business restructuring and severance costs	5,580	17,210	18,130	40,560
Impairment of goodwill and indefinite-lived intangible assets	—	98,900	—	98,900
Debt financing and related expenses	—	—	6,640	—
Income tax effect of Special Items (1)	270	(35,150)	(4,010)	(41,930)
Tax reform charges (2)	12,660	—	12,660	—
Excluding Special Items, net income would have been	$14,500	$13,600	$64,380	$57,730

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Diluted earnings (loss) per share, as reported	$(0.09)	$(1.48)	$0.67	$(0.88)
Dilutive impact (3)	—	0.01	—	0.01
Special Items to consider in evaluating quality of EPS:
Business restructuring and severance costs	0.12	0.38	0.40	0.89
Impairment of goodwill and indefinite-lived intangible assets	—	2.16	—	2.16
Debt financing and related expenses	—	—	0.14	—
Income tax effect of Special Items (1)	—	(0.77)	(0.09)	(0.92)
Tax reform charges (2)	0.28	—	0.28	—
Excluding Special Items, diluted EPS would have been	$0.31	$0.30	$1.40	$1.26
Weighted-average shares outstanding for the three and twelve months ended December 31, 2017 and 2016	46,100,275	45,786,801	45,990,252	45,732,105

(1) Income tax effect of Special Items is calculated on an item-by-item basis, utilizing the tax rate in the jurisdiction where the Special Item occurred. For the three and twelve month periods ended December 31, 2017 and 2016, the income tax effect of Special Items varied from the tax rate inherent in the Company’s reported GAAP results, primarily as a result of certain of the Special Items in each period being incurred in jurisdictions where no tax benefit could be recorded due to valuation allowance assessments.
(2) As a result of the Tax Cuts and Jobs Act of 2017, $12.7 million was recognized as one-time charges in December 2017 from the estimated impact of the inclusion of foreign earnings and revaluation of deferred tax assets and liabilities.
(3) Impact of 379,115 and 302,316 shares for the three months ended December 31, 2017 and 2016, respectively, and 324,789 shares for the twelve months ended December 31, 2016, which would have been dilutive to the computation of earnings per share in an income position.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended December 31,
	2017			2016
	As reported	Special Items	Excluding Special Items	As reported	Special Items	Excluding Special Items
Net cash provided by operating activities	$47,410	$1,970	$49,380	$34,060	$8,090	$42,150
Less: Capital expenditures	(12,680)	—	(12,680)	(8,940)	—	(8,940)
Free Cash Flow	34,730	1,970	36,700	25,120	8,090	33,210
Net income (loss)	(4,010)	18,510	14,500	(67,360)	80,960	13,600
Free Cash Flow as a percentage of net income (loss)	(866)%		253%	(37)%		244%

	Twelve months ended December 31,
	2017			2016
	As reported	Special Items	Excluding Special Items	As reported	Special Items	Excluding Special Items
Net cash provided by operating activities	$120,060	$16,970	$137,030	80,470	$23,610	$104,080
Less: Capital expenditures	(36,800)	—	(36,800)	(31,330)	—	(31,330)
Free Cash Flow	83,260	16,970	100,230	49,140	23,610	72,750
Net income (loss)	30,960	33,420	64,380	(39,800)	97,530	57,730
Free Cash Flow as a percentage of net income (loss)	269%		156%	(123)%		126%

	December 31, 2017	December 31, 2016
Current maturities, long-term debt	$—	$13,810
Long-term debt, net	303,080	360,840
Total Debt	303,080	374,650
Less: Cash and cash equivalents	27,580	20,710
Net Debt	$275,500	$353,940